Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Greg Fritz
330-796-6704
FOR IMMEDIATE RELEASE

Goodyear Reports Higher First Quarter Earnings

•	Segment operating income increases, despite weakness in Europe

•	Three of four businesses report operating income growth

•	North American Tire earnings up 59%, new first quarter record

•	Full-year segment operating income outlook remains at $1.4 to $1.5 billion

•	Company continues to target positive cash flow in 2013, excluding pension pre-funding

AKRON, Ohio, April 26, 2013 – The Goodyear Tire & Rubber Company today reported higher earnings for the first quarter of 2013 compared to the year-ago quarter.

“Despite a tough economic environment, we continue to achieve solid earnings improvement,” said Richard J. Kramer, chairman and chief executive officer. “Our first quarter earnings demonstrate that our strategic focus on improving productivity and selling innovative products in targeted market segments where our brands add value is working, especially in North America, where our business continues to outperform expectations.”

Three of Goodyear’s four regional businesses posted higher earnings with North America and Asia Pacific posting record first quarter operating income. Asia Pacific and Latin America achieved both increased tire unit volume and higher operating income.

“In Europe, we are taking steps to address weak industry demand brought about by recessionary conditions that continue to impact the auto and tire industries. We are executing a three-point plan to address profitability in this region,” Kramer added.

“We remain confident in our full-year outlook and continue to expect global segment operating income of $1.4 billion to $1.5 billion in 2013, which would be up more than 12 percent from 2012 and a record,” he said. The company continues to target positive cash flow in 2013, excluding pension pre-funding.

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Goodyear’s first quarter 2013 sales were $4.9 billion, compared to $5.5 billion a year ago. First quarter 2013 sales reflect $364 million in lower tire unit volumes; $178 million in lower sales in other tire related businesses, most notably third party chemical sales in North America, and $115 million in unfavorable foreign currency translation. Tire unit volumes totaled 39.5 million, down 8 percent from 2012, primarily reflecting lower volumes in Europe.

The company reported segment operating income of $302 million in the first quarter of 2013. This was up 3 percent from the year-ago quarter, reflecting $230 million in lower raw material costs (before the benefit of cost savings actions) and cost-reduction activities that exceeded inflation, partially offset by $138 million in lower tire volume and associated unabsorbed overhead costs, lower price/mix of $71 million and $17 million in unfavorable foreign currency translation. See the note at the end of this release for further explanation and a segment operating income reconciliation table.

Goodyear’s first quarter 2013 net income available to common shareholders was $26 million (10 cents per share), compared to a net loss of $11 million (5 cents per share) in the 2012 quarter. All per share amounts are diluted.

The 2013 first quarter included a $92 million (37 cents per share) net foreign currency remeasurement loss resulting from the devaluation of the Venezuelan bolivar fuerte; $9 million (4 cents per share) in rationalizations, asset write-offs and accelerated depreciation; a loss of $2 million (1 cent per share) from asset sales; and net gains of $12 million (5 cents per share) due primarily to tax law changes and $6 million (2 cents per share) from insurance recoveries related to the impact of the 2011 Thailand flood. All amounts are after taxes and minority interest.

The company’s free cash flow from operations was a use of $276 million for the first quarter of 2013. See the note at the end of this release for further explanation and a free cash flow from operations reconciliation table.

See the table at the end of this release for a list of significant items impacting the 2013 and 2012 quarters.

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First Quarter Business Segment Results

North American Tire

	First Quarter
(in millions)	2013	2012
Tire Units	14.8	15.8
Sales	$2,166	$2,497
Segment Operating Income	$127	$80
Segment Operating Margin	5.9%	3.2%

North America’s first quarter 2013 sales decreased 13 percent from last year to $2.2 billion. Sales reflect a 6 percent decrease in tire unit volume and lower price/mix. Original equipment unit volume was flat. Replacement tire shipments were down 9 percent, reflecting weak industry demand and decreased sales of lower-value consumer tires.

First quarter 2013 segment operating income of $127 million was a 59 percent improvement over the prior year and a first quarter record. Segment operating income was positively impacted by $163 million in lower raw material costs. This was partially offset by $58 million resulting from decreased volume and unabsorbed overhead from related production cuts, $47 million in lower price/mix and $18 million primarily due to lower third party chemical sales.

Europe, Middle East and Africa Tire

	First Quarter
(in millions)	2013	2012
Tire Units	15.1	18.0
Sales	$1,607	$1,938
Segment Operating Income	$31	$90
Segment Operating Margin	1.9%	4.6%

Europe, Middle East and Africa’s first quarter sales decreased 17 percent from last year to $1.6 billion. Sales reflect a 16 percent decrease in tire unit volume, primarily due to economic weakness in the region, as well as unfavorable foreign currency translation of $38 million. Original equipment unit volume was down 12 percent. Replacement tire shipments were down 18 percent.

First quarter 2013 segment operating income of $31 million was $59 million below the prior year. Lower raw material costs of $89 million were offset by the $83 million impact of reduced volume and unabsorbed overhead from related production cuts and $62 million in lower price/mix.

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Latin American Tire

	First Quarter
(in millions)	2013	2012
Tire Units	4.5	4.3
Sales	$513	$521
Segment Operating Income	$60	$55
Segment Operating Margin	11.7%	10.6%

Latin America’s first quarter sales decreased $8 million from last year to $513 million. Sales were negatively impacted by $62 million in unfavorable foreign currency translation and $33 million related to the sale of the bias truck tire business. These were partially offset by a 5 percent increase in tire unit volume and improved price/mix. Original equipment unit volume decreased 5 percent. Replacement tire shipments were up 11 percent.

First quarter segment operating income of $60 million was up 9 percent from a year ago. Price/mix improvements of $45 million benefited segment operating income and lower raw material costs added $4 million. Segment operating income was negatively impacted by higher conversion costs of $33 million, primarily due to cost inflation, and $11 million in unfavorable currency translation.

The devaluation of the Venezuelan bolivar fuerte against the U.S. dollar in February 2013 and weak economic conditions in that country negatively impacted segment operating income by approximately $16 million in the first quarter of 2013.

Asia Pacific Tire

	First Quarter
(in millions)	2013	2012
Tire Units	5.1	4.9
Sales	$567	$577
Segment Operating Income	$84	$67
Segment Operating Margin	14.8%	11.6%

Asia Pacific’s first quarter sales decreased $10 million from last year to $567 million. Sales were negatively impacted by $15 million in lower sales in other tire-related businesses and $14 million in unfavorable foreign currency translation. Original equipment unit volume was up 5 percent. Replacement tire shipments were up 4 percent.

First quarter segment operating income of $84 million was up 25 percent from last year and a first quarter record. Segment operating income was positively impacted by $31 million in lower raw material costs. It was negatively impacted by $7 million in lower price/mix, $3 million in unfavorable foreign currency translation and the impact of inflation on wages and other costs.

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Compared with the year-ago quarter, segment operating income improved by $4 million due to insurance recoveries for costs resulting from flood disruption in Thailand.

Outlook

Goodyear is now forecasting its 2013 tire unit volumes to be essentially at 2012 levels as a result of weak industry conditions, especially in Europe.

For the full year of 2013 in North America, Goodyear now expects consumer replacement to be at essentially 2012 levels. The company’s full year 2013 outlook in other North American market segments is unchanged. It expects consumer original equipment volumes to be up approximately 5 percent, while commercial replacement and original equipment are both expected to remain at about 2012 levels.

For the full year in Europe, Middle East and Africa, Goodyear now expects consumer replacement to be at essentially 2012 levels. The company’s full year 2013 outlook in other Europe, Middle East and Africa market segments is unchanged. It expects consumer original equipment volumes to be down approximately 5 percent, commercial replacement to be up approximately 5 percent and commercial original equipment to be flat to up 5 percent.

Due to continued weakness in the European economy and to ensure the company’s long-term competitiveness in the region, Goodyear is implementing a three-point plan to return its business to historical margin levels. In addition to its announced exit from the farm tire business in the Europe, Middle East and Africa region and closure of a manufacturing plant in France, over the next three years Goodyear is focusing on 1) increasing its share in targeted market segments, 2) growth in emerging markets and 3) additional productivity improvements across the region totaling $75 million to $100 million.

2013 Financing Action

During the first quarter, Goodyear successfully issued $900 million in 6.5% senior notes due 2021. The net proceeds were used to fully fund the company’s frozen U.S. pension plans. Following this, the company changed its target asset allocation for these plans to a portfolio of fixed income securities designed to offset the future impact of discount rate movements on the plans’ funded status.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.

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Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either (800) 895-1085 or (785) 424-1055 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 283-4593 or (402) 220-0872. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 69,000 people and manufactures its products in 52 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully strategic initiatives; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In millions, except per share amounts)	Three Months Ended March 31,
	2013	2012
NET SALES	$4,853	$5,533
Cost of Goods Sold	3,940	4,607
Selling, Administrative and General Expense	645	662
Rationalizations	7	15
Interest Expense	85	101
Other Expense	126	92

Income before Income Taxes	50	56
United States and Foreign Taxes	19	48

Net Income	31	8
Less: Minority Shareholders’ Net Income (Loss)	(2)	12

Goodyear Net Income (Loss)	33	(4)
Less: Preferred Stock Dividends	7	7

Goodyear Net Income (Loss) Available to Common Shareholders	$26	$(11)

Goodyear Net Income (Loss) Available to Common Shareholders - Per Share of Common Stock
Basic	$0.10	$(0.05)

Weighted Average Shares Outstanding	245	244
Diluted	$0.10	$(0.05)

Weighted Average Shares Outstanding	248	244

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	March 31,	December 31,
	2013	2012
Assets:
Current Assets:
Cash and Cash Equivalents	$2,386	$2,281
Accounts Receivable, less Allowance - $96 ($99 in 2012)	3,021	2,563
Inventories:
Raw Materials	668	743
Work in Process	179	169
Finished Products	2,321	2,338

	3,168	3,250
Prepaid Expenses and Other Current Assets	467	404

Total Current Assets	9,042	8,498
Goodwill	647	664
Intangible Assets	139	140
Deferred Income Taxes	195	186
Other Assets	534	529
Property, Plant and Equipment less Accumulated Depreciation - $9,004 ($8,991 in 2012)	6,901	6,956

Total Assets	$17,458	$16,973

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,218	$3,223
Compensation and Benefits	687	719
Other Current Liabilities	1,156	1,182
Notes Payable and Overdrafts	107	102
Long Term Debt and Capital Leases due Within One Year	167	96

Total Current Liabilities	5,335	5,322
Long Term Debt and Capital Leases	6,307	4,888
Compensation and Benefits	3,239	4,340
Deferred and Other Noncurrent Income Taxes	261	264
Other Long Term Liabilities	1,014	1,000

Total Liabilities	16,156	15,814
Commitments and Contingent Liabilities
Minority Shareholders’ Equity	515	534

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – 10 million (10 million in 2012), liquidation preference $50 per share	500	500
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 246 million (245 million in 2012) after deducting 5 million treasury shares (6 million in 2012)	246	245
Capital Surplus	2,818	2,815
Retained Earnings	1,396	1,370
Accumulated Other Comprehensive Loss	(4,424)	(4,560)

Goodyear Shareholders’ Equity	536	370
Minority Shareholders’ Equity – Nonredeemable	251	255

Total Shareholders’ Equity	787	625

Total Liabilities and Shareholders’ Equity	$17,458	$16,973

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Three Months Ended
	March 31,
	2013	2012
Cash Flows from Operating Activities:
Net Income	$31	$8
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	177	170
Amortization and write-off of debt issuance costs	5	33
Net rationalization charges	7	15
Rationalization payments	(24)	(31)
Net (gains) losses on asset sales	2	(4)
Pension contributions and direct payments	(908)	(114)
Venezuela currency devaluation	115	—
Customer prepayments and government grants	29	38
Insurance proceeds	17	25
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts receivable	(500)	(635)
Inventories	31	(48)
Accounts payable - trade	134	(84)
Compensation and benefits	(23)	(19)
Other current liabilities	(4)	(20)
Other assets and liabilities	(26)	(88)

Total Cash Flows from Operating Activities	(937)	(754)
Cash Flows from Investing Activities:
Capital expenditures	(271)	(276)
Asset dispositions	5	—
Government grants received	4	—
Increase in restricted cash	(23)	(21)
Other transactions	2	2

Total Cash Flows from Investing Activities	(283)	(295)
Cash Flows from Financing Activities:
Short term debt and overdrafts incurred	30	57
Short term debt and overdrafts paid	(24)	(31)
Long term debt incurred	1,558	1,107
Long term debt paid	(78)	(783)
Common stock issued	2	—
Preferred stock dividends paid	(7)	(7)
Transactions with minority interests in subsidiaries	(4)	(3)
Debt related costs and other transactions	(15)	(14)

Total Cash Flows from Financing Activities	1,462	326
Effect of exchange rate changes on cash and cash equivalents	(137)	34

Net Change in Cash and Cash Equivalents	105	(689)
Cash and Cash Equivalents at Beginning of the Period	2,281	2,772

Cash and Cash Equivalents at End of the Period	$2,386	$2,083

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Non-GAAP Financial Measures

This earnings release presents total segment operating income and free cash flow from operations, on a historical basis, which are important financial measures for the company but are not financial measures defined by U.S. GAAP.

Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Free cash flow from operations is the company’s cash flow from operations as determined in accordance with U.S. GAAP before pension contributions and direct payments and rationalization payments, less capital expenditures. Management believes that free cash flow from operations is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities.

See the tables below for reconciliations of historical total segment operating income and free cash flow from operations to the most directly comparable GAAP measures. This earnings release also presents total segment operating income on a forward-looking basis. The company is unable to reconcile forward-looking total segment operating income without unreasonable efforts because management cannot predict, with sufficient certainty, the various elements necessary to provide such a reconciliation.

Total Segment Operating Income Reconciliation Table

	Three Months Ended
	March 31,
(In millions)	2013	2012
Segment Operating Income	$302	$292
Rationalizations	(7)	(15)
Interest expense	(85)	(101)
Other expense	(126)	(92)
Asset write-offs and accelerated depreciation	(5)	(2)
Corporate incentive compensation plans	(10)	(7)
Intercompany profit elimination	(3)	(10)
Retained expenses of divested operations	(4)	(4)
Other	(12)	(5)

Income before Income Taxes	$50	$56

Free Cash Flow from Operations Reconciliation Table

	Three Months	Trailing Twelve
	Ended	Months Ended
(in millions)	Mar. 31, 2013	Mar. 31, 2013
Net Income	$31	$260
Depreciation and Amortization	177	694
Working Capital (1)	(335)	889
Pension Expense	76	305
Other (2)	46	284
Capital Expenditures	(271)	(1,122)

Free Cash Flow from Operations (non-GAAP)	$(276)	$1,310
Capital Expenditures	271	1,122
Pension Contributions and Direct Payments	(908)	(1,478)
Rationalization Payments	(24)	(99)

Cash Flow from Operating Activities (GAAP)	$(937)	$855

Amounts are calculated from the consolidated Statements of Cash Flows except for pension expense, which is the total defined benefit pension cost (before curtailments, settlements and termination benefits) as reported in the Notes to Consolidated Financial Statements.

(1)	Working Capital represents total changes in accounts receivable, inventories and accounts payable – trade.
(2)	Other includes amortization and write-off of debt issuance costs, net rationalization charges, net (gains) losses on asset sales, Venezuela currency devaluation, customer prepayments and government grants, insurance proceeds, compensation and benefits less the total defined benefit pension cost (before curtailments, settlements and termination benefits) reported in the pension-related note in the Notes to Consolidated Financial Statements, other current liabilities, and other assets and liabilities.

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First Quarter Significant Items (after tax and minority interest)

2013

•	Net foreign currency remeasurement loss resulting from the devaluation of the Venezuelan bolivar fuerte, $92 million (37 cents per share).

•	Rationalizations, asset write-offs and accelerated depreciation charges, $9 million (4 cents per share).

•	Net loss on asset sales, $2 million (1 cent per share).

•	Net gain resulting from tax law changes, $12 million (5 cents per share).

•	Net insurance recoveries resulting from the impact of the 2011 Thailand flood, $6 million (2 cents per share).

2012

•	Charges resulting from the early redemption of senior notes, $86 million (35 cents per share).

•	Rationalizations, asset write-offs and accelerated depreciation charges, $14 million (6 cents per share).

•	Discrete tax charges, $3 million (1 cent per share).

•	Net insurance recoveries resulting from the impact of the 2011 Thailand flood, $5 million (2 cents per share).

•	Net gains on asset sales, $3 million (1 cent per share).